Exhibit 10.46

The Fisher-Price Excess Benefit Plan

The Fisher-Price Excess Benefit Plan (the “Plan”) is continued with this document. The Plan was originally established June 28, 1991. Following a corporate reorganization in January, 1995, the Plan was continued by the newly formed and renamed corporate entities now known as Fisher-Price, Inc. and Mattel Operations, Inc. Beginning in January, 1998, the Plan was extended to Tyco Preschool, Inc. upon the inclusion of Tyco Preschool, Inc. as a covered employer under the Fisher-Price Pension Plan, as amended from time to time (the “Pension Plan”). The term “Company” as used in the Plan shall refer to each employer that has adopted and has employees participating in the Pension Plan. As a result of the enactment in 2004 of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance promulgated thereunder (“Section 409A”), the Company wishes to amend and restate the Plan effective as of January 1, 2009 to conform the written terms of the Plan to the requirements of Section 409A.

The Plan is intended to be an unfunded “excess benefit plan” within the meaning of Sections 3(36) and 4(b)(5) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); provided, however, that, to the extent, if any, that the Plan provides benefits which cannot be provided by an “excess benefit plan,” the Plan shall be considered and interpreted in all respects as an unfunded “top-hat” plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Subtitle B of Title I of ERISA to the maximum extent permissible under the provisions thereof. The purpose of the Plan is to provide benefits to certain participants in the Pension Plan in excess of the compensation limitation under Section 401(a)(17) of the Code (“Section 401(a)(17)”) or the limitations on benefits imposed by Section 415 of the Code (“Section 415”) and to make up for any loss in benefit under the Pension Plan as a result of the deferral of compensation by the Participant pursuant to a non-qualified deferred compensation plan.

Fisher-Price, Inc., on behalf of itself and the other Companies participating in the Pension Plan, hereby continues the terms and provisions of the Plan by restating the Plan as follows:

1.	Each term used in the Plan and also used in the Pension Plan shall have the same meaning herein as under the Pension Plan.

2.	If a Participant shall be entitled to receive a retirement benefit under the Pension Plan, the Participant will be entitled to a benefit payable under the Plan equal to:

(a)

the Participant’s accrued monthly pension benefit (as calculated under the Pension Plan using the actuarial assumptions and methods then used under the Pension Plan) that such Participant would have been paid under the Pension Plan upon normal retirement (i) without regard to the limitation on benefits imposed by Section 401(a)(17) or Section 415 and (ii) by including any deferral of compensation by the Participant pursuant to a nonqualified deferred compensation plan as compensation for purposes of the Pension Plan, at the time such deferrals would have been paid absent the deferral, provided that had the compensation been paid to the Participant it would have been treated as compensation for purposes of the Pension Plan, regardless of whether such amounts are includable in the Participant’s gross income;

reduced by

(b)	the Participant’s accrued monthly pension benefit under the Pension Plan.

Subject to the following paragraph, such amount shall be paid upon the later of (i) a Participant’s “separation from service” within the meaning of Treas. Reg. §1.409A-1(h), whether voluntary or involuntary and (ii) the Participant’s attainment of age 55; provided, however, that if a Participant is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) as of the date of the Participant’s “separation from service” and the benefit under the Plan becomes payable as a result of such “separation from service,” such amount shall not be paid prior to the first business day of the seventh month following the Participant’s “separation from service” or, if earlier, during the calendar year in which the Participant’s death occurred. Simple interest will be paid on the amount delayed hereunder from the date such payment would have been made to the Participant but for the proviso in the preceding sentence, to the date of actual payment, at the interest rate used to determine the benefit under the Plan. Any payment pursuant to this paragraph on account of the Participant’s death will be paid to the Participant’s surviving spouse or, if none, the Participant’s estate.

If a Participant dies before payment of the benefit payable under the Plan (other than during any delay required pursuant to the proviso in the prior paragraph), such amount shall be paid to the Participant’s surviving spouse or, if the Participant has no spouse, to the Participant’s dependents, if such spouse or dependent is otherwise eligible for a death benefit under the Pension Plan. The amount of the benefit shall be calculated as set forth above in this Section 2, but substituting the corresponding survivor benefit under the Pension Plan for the Participant’s pension benefit in both paragraphs (a) and (b), above. Such amount shall be paid upon the later of (i) the date the Participant would have reached age 55 or (ii) during the calendar year in which the Participant’s death occurred.

Payment will be in the form of a single lump sum only. For purposes of the foregoing, the lump sum value shall be determined using the 1971 Group Annuity Mortality Tables (compiled on a unisex basis weighted 60% male and 40% female) and the interest rate shall be such rate as of the January 1 preceding the date of the distribution (or as of the date of the distribution if the rate is then less) used by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination. Notwithstanding the immediately preceding sentence, the lump sum value of accruals after December 31, 2008 shall be determined on the same basis used for determining the value of lump sum distributions under the Pension Plan for such period.

3.	The Plan shall not be a funded plan for purposes of ERISA, and the Company shall not set aside any funds, or make any investments, for the specific purpose of making payments under the Plan in a manner that would cause the Plan to be considered funded under ERISA. Any payments hereunder shall be made out of the general assets of the Company. Notwithstanding the preceding, the Company may transfer funds to and may, but need not, make payments through any trust which it deems to comply with the preceding in order to meet its obligation under the Plan. Notwithstanding anything herein or in any trust providing benefits under the Plan to the contrary, no asset shall be set aside or transferred to any such trust if such set aside or transfer would violate applicable law or result in the imposition of the additional tax under Section 409A.

4.	Fisher-Price, Inc., by action of its Board of Directors, or a designated officer through authority delegated by such Board of Directors, shall have the right at any time to amend the Plan in any respect or to terminate the Plan; provided, however, that such amendment or termination shall not (i) reduce the benefits payable under the Plan below the benefits to which any person would have been entitled hereunder at the time of such amendment or termination or (ii) accelerate the payment of any amount from the date on which such amount otherwise is payable hereunder except as permitted pursuant to Treas. Reg. §1.409A-3(j).

5.	The Plan shall be administered, interpreted and construed by the Mattel Administrative Committee. The claims procedure applicable to claims and appeals under the Pension Plan shall apply to any claims under the Plan and appeals of any such denied claims.

6.	The interest of any Participant and the interest, if any, of any Participant’s spouse or other beneficiary of any Participant’s spouse or other beneficiary of any Participant may not be assigned or alienated either by voluntary or involuntary assignment or by operation of law.

7.	Neither the Plan nor any of its provisions shall be construed as giving any Participant a right to continue in the employ of the Company.

8.	Subject to the provisions of Section 4, the Plan shall terminate when the Pension Plan terminates; provided, however, that any distribution in respect of a termination pursuant to this Section 8 will be only in accordance with the provisions of Section 409A and Treas. Reg. §1.409A-3(j)(4)(ix).

9.

Notwithstanding any other provisions of the Plan to the contrary, it is intended that the Plan comply with the requirements of Section 409A regardless of whether amounts were deferred (within the meaning of Treas. Reg. 1.409A-6(a)(1)) on, prior to, or after January 1, 2005, and the Plan shall be interpreted, construed and administered in accordance with this intent, so as to avoid the imposition of taxes and penalties on Participants pursuant to Section 409A; provided, however, that amounts deferred as of December 31, 2004 with respect to Participants who terminated employment on or before December 31, 2004 and for whom no amounts are deferred after December 31, 2004, are not intended to be subject to the provisions of Section 409A and such amounts shall continue to be subject to the terms and conditions of the Plan in effect prior to January 1, 2005. The Company shall have no liability to any Participant, Participant’s spouse or otherwise if the Plan or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A. Prior to January 1, 2009, the Company operated the Plan in good faith compliance with Section 409A and certain Internal Revenue Service transitional rules then in effect.

IN WITNESS WHEREOF, the Plan is executed by a duly authorized officer of Fisher-Price, Inc.

FISHER-PRICE, INC.

By:	/s/ ROBERT NORMILE
Name: Robert Normile
Title: Senior Vice President and Secretary

Date: December 22, 2008